UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Claros Mortgage Trust, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2022

To the Stockholders of Claros Mortgage Trust, Inc.:

The 2022 annual meeting of stockholders (the “Annual Meeting”) of Claros Mortgage Trust, Inc., a Maryland corporation (“CMTG,” our “Company,” “we,” “our” or “us”), will be held on June 1, 2022, at 1:00 p.m., Eastern Time, to consider and vote on the following matters:

(1)	The election of nine directors to serve on CMTG’s board of directors until CMTG’s 2023 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP as CMTG’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and

(3)	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on April 11, 2022 (the “record date”) has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting, which will be conducted via a live webcast. Whether or not you plan to attend the virtual Annual Meeting, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions. By submitting your proxy voting instructions promptly, you can help CMTG to avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you are a stockholder of record or you hold a proxy from a stockholder of record and attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares electronically at the Annual Meeting.

To be admitted to the virtual 2022 Annual Meeting, you will need to log in to www.virtualshareholdermeeting.com/CMTG2022 using the 16-digit control number found in the Notice of Internet Availability, proxy card or voting instruction form. The Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time, on June 1, 2022. Online access to the webcast will open at approximately 12:45 p.m. Eastern Daylight Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/CMTG2022.

If you are a registered holder of shares of common stock, par value $0.01 per share (“Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock by proxy or electronically at the Annual Meeting, and your control number will be on your Notice of Internet Availability of Proxy Materials or proxy card. If you hold shares of our Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to authorize and instruct your broker or financial institution to vote your shares of Common Stock. If you hold your shares in “street name” through a broker or other financial institution, you must provide a legal proxy from your broker or other financial institution during registration and you will be assigned a control number in order to vote your shares during the Annual Meeting. We note that obtaining a legal proxy may take several days. If you do not obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares electronically at the meeting) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CMTG2022.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of each of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2023 annual meeting of stockholders and until their respective successors are duly elected and qualify, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2022 fiscal year.

By Order of the Board,

/s/ J.D. Siegel
J.D. Siegel Executive Vice President, General Counsel and Secretary

New York, New York

April 21, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held June 1, 2022. The Proxy Statement and our 2021 Annual Report to Stockholders are available at: www.proxyvote.com.

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2022

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Claros Mortgage Trust, Inc., a Maryland corporation (“CMTG,” our “Company,” “we,” “our” or “us”), for exercise at CMTG’s 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on June 1, 2022, at 1:00 p.m., Eastern Time, or at any postponement or adjournment thereof. This Proxy Statement, the Notice of 2022 Annual Meeting of Stockholders and the related proxy card are first being made available or sent to stockholders on or about April 21, 2022.

All stockholders are cordially invited to attend the Annual Meeting, which will be conducted via a live webcast. Whether or not you plan to attend the virtual Annual Meeting, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions. By submitting your proxy voting instructions promptly, you can help CMTG to avoid the expense of follow -up mailings and ensure the presence of a quorum at the Annual Meeting. If you are a stockholder of record or you hold a proxy from a stockholder of record and attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares electronically at the Annual Meeting.

To be admitted to the virtual 2022 Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/CMTG2022 using the 16-digit control number found in the Notice of Internet Availability, proxy card or voting instruction form. The Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time on June 1, 2022. Online access to the webcast will open at approximately 12:45 p.m. Eastern Daylight Time to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/CMTG2022.

If you are a registered holder of shares of common stock, par value $0.01 per share (“Common Stock”), as of the close of business on April 11, 2022 (the “record date”) you may vote your shares of Common Stock by proxy or electronically at the Annual Meeting, and your control number will be on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock. If you hold your shares in “street name” through a broker or other financial institution, you must provide a legal proxy from your bank or other financial institution during registration and you will be assigned a control number in order to vote your shares during the Annual Meeting. We note that obtaining a legal proxy may take several days. If you do not obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares electronically at the meeting) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CMTG2022. If you authorize a proxy or provide voting instructions in advance of the meeting, you do not need to register for or attend the Annual Meeting in order for your vote to be counted.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by

(i) delivering prior to the Annual Meeting a written notice of revocation to our Secretary at Claros Mortgage Trust, Inc., c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor, New York, New York 10023, (ii) submitting a later -dated proxy or (iii) voting electronically at the Annual Meeting. Attending (virtually) the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes (electronically) at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of each of the nominees named in this Proxy Statement as directors, to serve on our board of directors until our 2023 annual meeting of stockholders and until their successors are duly elected and qualify, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2022 fiscal year. As to any other business which may properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion, or, if any of the nominees named in this Proxy Statement are unable or unwilling to serve, FOR the election of any other nominees designated by our board of directors.

ANNUAL REPORT

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These filings are available on our website at www.clarosmortgage.com under “SEC Filings” of the “Investor Relations” tab. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to Claros Mortgage Trust, Inc. at our principal executive offices, which are currently located at Claros Mortgage Trust, Inc., c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor, New York, New York 10023, Attention: CMTG Investor Relations.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record on the record date with respect to (i) the election of nine directors to serve on our board of directors until our 2023 annual meeting of stockholders and until their respective successors are duly elected and qualify, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2022 fiscal year, and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.

The presence, in person or by proxy, at the virtual Annual Meeting of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when there are both routine and non-routine matters as determined by the New York Stock Exchange (the “NYSE”) and a nominee holding shares for a beneficial owner (e.g., a broker) does not vote on a non-routine matter because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2022 fiscal year. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the election of directors, your shares will not be voted on this item, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such item. Abstentions will have no effect on the voting results for any of the proposals.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of each director, a plurality of all the votes cast in the election of directors at the Annual Meeting; and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of the record date, we had 139,650,699 shares of Common Stock issued and outstanding.

1. ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of nine directors: Richard Mack, Michael McGillis, Steven Richman, Andrew Silberstein, Derrick Cephas, Mary Haggerty, Pamela Liebman, Vincent Tese and W. Edward Walter. In accordance with our charter (the “Charter”) and bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), our board of directors has nominated each of Richard Mack, Michael McGillis, Steven Richman, Andrew Silberstein, Derrick Cephas, Mary Haggerty, Pamela Liebman, Vincent Tese and W. Edward Walter to stand for election as directors, by the stockholders at the Annual Meeting, to serve until our 2023 annual meeting of stockholders and until their respective successors are duly elected and qualify, or until their earlier resignation, death or removal. The shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of each of Messrs. Mack, McGillis, Richman, Silberstein, Cephas, Tese and Walter and Mses. Haggerty and Liebman as directors, unless otherwise instructed. If the candidacy of Messrs. Mack, McGillis, Richman, Silberstein, Cephas, Tese and Walter and Mses. Haggerty and Liebman should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Mack, McGillis, Richman, Silberstein, Cephas, Tese and Walter or Mses. Haggerty and Liebman will be unable or unwilling to serve as director.

Information Regarding the Nominees for Election as Directors

The following information is furnished as of April 21, 2022 regarding the nominees for election as directors.

Richard Mack, 54, our Chief Executive Officer and Chairman, co-founded Mack Real Estate Credit Strategies, L.P. (“MRECS”) in 2014 and has served as Chief Executive Officer, a Managing Partner and a member of the Investment Committee since its founding. He also co-founded Mack Real Estate Group (“MREG”) in 2013 and has served as Chief Executive Officer since its founding. Mr. Mack joined AREA Property Partners (formerly known as Apollo Real Estate Advisers) in 1993, the year of its formation, as one of the initial employees and prior to founding MREG was the Chief Executive Officer of AREA’s North American business and a member of that firm’s U.S. and European Investment Committees. Over 20 years, Mr. Mack was involved in the investment of billions of equity capital in debt and equity real estate transactions on behalf of AREA’s primarily institutional investors and was specifically responsible for creating new business lines to capitalize on evolving market trends, including a subordinate debt business and ArCap, a subordinate CMBS investor and special servicer. Previously, Mr. Mack had been a member of the Real Estate Investment Banking Department at Shearson Lehman Hutton. Mr. Mack serves on the Wharton School of Business Undergraduate Advisory Board and taught a course on Real Estate Disruption with Professor Gilles Duranton at Wharton in the Fall 2019 semester. Mr. Mack serves on the Board of Trustees of both the Randall’s Island Sports Foundation and the Child Mind Institute, and on the board of directors of the 92nd Street Y. He is president emeritus of the HES Community Center in Canarsie, Brooklyn and a member of the Robin Hood Foundation’s Housing & Homelessness Committee. Most recently, Mr. Mack was elected as board member of the Metropolitan Council on Jewish Poverty. Mr. Mack earned a B.S. in Economics from the Wharton School of the University of Pennsylvania and a J.D. from the Columbia University School of Law. We believe Mr. Mack is qualified to serve on our board of directors based on his extensive experience in real estate investment, as well as his deep knowledge of our business.

Michael McGillis, 60, our President, joined MRECS in 2015 and has served as a member of the Investment Committee since 2015, as our President and a Director since May 2021, and as our Chief Financial Officer from

2015 until March 2022. Prior to joining MRECS, Mr. McGillis worked at J.E. Robert Companies, or JER, from January 2006 to January 2015, where he was the Managing Director, Head of U.S. Funds and Chief Financial Officer. He was responsible for asset and portfolio management, capital markets, investor relations and financial management activities for a series of private equity real estate funds focused on both CRE debt and equity investments. Between 2006 and 2011, Mr. McGillis served in a variety of capacities at JER including as the Chief Financial Officer of JER, Chief Financial Officer of JER’s U.S. fund business and Chief Financial Officer of JER Investors Trust, an externally managed, publicly-traded mortgage REIT, for which he was also a member of the board of directors. Mr. McGillis was a member of JER’s management committee, investment committee, valuation committee, and the boards of directors of various JER portfolio companies. Prior to joining JER, Mr. McGillis was employed in various senior finance and investment management capacities by Freddie Mac, Starcom Holdings, AEW Capital Management, Robertson-Ceco and Price Waterhouse. Mr. McGillis graduated magna cum laude from Northeastern University with a B.S. in Business Administration and is a CPA (inactive). We believe Mr. McGillis is qualified to serve on our board of directors based on his extensive experience in real estate investment, finance and his deep knowledge of our business.

Steven L. Richman, 74, has served as one of our directors since August 2018. Mr. Richman joined PARE US in September 2015, where he serves as a managing director and the head of asset management for PARE US, the exclusive investment advisor for Ping An Real Estate Capital Limited’s (“PARE’s”) real estate holdings in the U.S. and has decades of financial and executive experience with extensive expertise in real estate and financial services industries, spending much of his career as a chief financial officer of a major real estate services and development firm and in a senior level position in a major international accounting firm. Since 2016, Mr. Richman has been responsible for asset management for PARE US, overseeing a portfolio consisting of multifamily rental, condominium, and office projects in key U.S. markets. From 2009 to 2015, Mr. Richman has also served as Managing Director of Asset Management for Eastbridge Real Estate LLC. Previously, Mr. Richman was managing director and founder at Northfield Advisors LLC and managing director and principal of The Whitehill Group, Inc. His prior experience also includes the Raynes Companies and Price Waterhouse. Mr. Richman graduated from the City College of New York with a B.A. in Economics. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and ULI. He is a former Member of the New York State CPA Real Estate Committee. Mr. Richman was elected to our board of directors pursuant to the right of PARE and its affiliates to designate one director to our board of directors for so long as PARE is an affiliate of Ping An Insurance (Group) Company of China, Ltd. (“Ping An”) and owns 4.9% or more of the outstanding shares of our Common Stock. We believe Mr. Richman is qualified to serve on our board of directors based on his extensive experience in investment management, real estate-related assets and financial services.

Andrew Silberstein, 54, has served as one of our directors since August 2015. Mr. Silberstein joined Almanac in 2009 where he is a managing director and a member of the Almanac Investment Committee and is responsible for the origination, structuring and management of the investment of Almanac’s funds. Prior to joining Almanac, he served as the Chief Investment Officer and Chief Operating Officer for Stoltz Real Estate and during the same period established AMS Real Estate Partners. Prior to that, he worked in real estate investment banking and private equity, first at Bear Stearns and then Morgan Stanley. He currently serves on the board of directors of CIP Real Estate, Davlyn Investments, L3 Capital and PREP Property Group. He has also served on the board of directors of NRES Holdings, RAIT Financial Trust (NYSE: RAS), RXR Realty, Slate Asset Management, Welsh Property Trust, Westcore Properties, Winter Properties and WPT Industrial Real Estate Investment Trust (TSX: WIR). Mr. Silberstein graduated from Yale University in 1989 and received an M.B.A. in 1995 from New York University Stern School of Business where he was a Glucksman Fellow. Mr. Silberstein was elected to our board of directors pursuant to the right of Almanac to designate one director to our board of directors for so long as Almanac owns 4.9% or more of the outstanding shares of our Common Stock. We believe Mr. Silberstein is qualified to serve on our board of directors based on his industry-specific knowledge and depth of experience in investment management, leveraged finance and financial services.

Derrick D. Cephas, 70, has served as one of our directors since November 2021. Mr. Cephas is of counsel and a member of the financial services practice at Squire Patton Boggs, which he joined in 2020. From 2011 to 2020, Mr. Cephas served as a partner of Weil, Gotshal & Manges in its financial institutions regulatory practice. Prior to Weil, he served as President and Chief Executive Officer of Amalgamated Bank. Before this executive role, he was a banking and corporate law partner in the New York office of Cadwalader, Wickersham & Taft, and prior to that, Mr. Cephas served as the Superintendent of Banks for the State of New York from 1991 to 1994. He is a former member of the Board of Directors of the Dime Savings Bank of New York, Merrill Lynch International Bank, D.E. Shaw & Co. Inc., the Empire State Development Corporation, the New York City Board of Correction and the New York City Housing Authority. He is currently a director of Signature Bank Corp. (NASDAQ: SBNY), the Fresh Air Fund and a Director/Trustee of the Hartford Funds Family of Mutual Funds. He is a former member of the Board of Advisors for The Mayor’s Fund to Advance New York City. Mr. Cephas received a B.A. in Government from Harvard College and received his J.D. from Harvard Law School. He is a licensed attorney by the State Bar of New York. We believe Mr. Cephas is qualified to serve on our board of directors based on his background and experience in investment management and financial services.

Mary Haggerty, 62, has served as one of our directors since November 2021. Ms. Haggerty retired in March 2020 from JPMorgan Chase as a Managing Director in Capital Markets. She joined JPMorgan during the merger with Bear Stearns in 2008 and served the combined companies for 28 years. Most recently, Ms. Haggerty led the Portfolio Management Group in Capital Markets and spearheaded the restructuring of Chase Home Lending’s mortgage servicing portfolio. Prior to that, she led several businesses in the Securitized Products Group of JPMorgan Securities, including Plymouth Park Tax Services (a business that invested in delinquent real estate taxes), the Securitized Products Transaction Management Group, and EMC Mortgage Corporation (a residential mortgage special servicer). At Bear Stearns, as Senior Managing Director and Co-Head of Mortgage Finance, she built and managed its residential mortgage origination, acquisition, warehouse lending and mortgage finance businesses. Ms. Haggerty currently serves as a board member of Great Ajax Corp. (NYSE: AJX) and previously served as a board member of J.P. Morgan Residential Mortgage Acceptance Corp., Reoco, Inc. and Bear Stearns Residential Mortgage Corporation. Ms. Haggerty began her career as a Certified Public Accountant at Arthur Young & Company. She has a B.S. degree in accounting from the State University of New York at Albany, is a board member of The University at Albany Foundation, and serves as a member of the Dean’s Advisory Council for the School of Business. Ms. Haggerty also serves as board member and Treasurer of Virtual Enterprises International, Inc., a national educational non-profit that develops entrepreneurial skills in middle and high school students utilizing a work-based learning environment and academic standards-based education. We believe Ms. Haggerty is qualified to serve on our board of directors based on her background in investment banking paired with her experience in various director roles.

Pamela Liebman, 59, has served as one of our directors since November 2021. Ms. Liebman has served as President and Chief Executive Officer of The Corcoran Group since 2000. Prior to such roles, she served in various capacities at The Corcoran Group since she started at the company in 1984, including creating The Corcoran Group’s marketing division in 1995. Ms. Liebman has a B.A. degree in communications and marketing from the University of Massachusetts-Amherst. She currently serves on the Real Estate Board of New York’s Executive Committee and Board of Governors, on the executive committee of Miami’s Mount Sinai Medical Center Foundation and as a member of the board of directors of The Bass Museum and the Young Presidents’ Organization. She has also previously served on the board of directors of the Intrepid Museum. We believe Ms. Liebman is qualified to serve on our board of directors based on her depth of experience in real estate-related assets and financial services.

Vincent Tese, 79, has served as one of the directors since November 2021. Mr. Tese has been Chairman of ICE Clear Credit LLC since 2013. Mr. Tese was the Chairman of FCB Financial Holdings, Inc. (formerly known as Bond Street Holdings, LLC) from November 2009 to January 2019 and the Executive Chairman of FCB Financing Holdings, Inc. and its subsidiary, Florida Community Bank from January 2010 to January 2019. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987 and as Director of Economic Development for New York State from 1987 to

December 1994. He is a director of AMC Networks, Inc. (NASDAQ: AMCX), MSG Sports, MSG Entertainment and Intercontinental Exchange, Inc. He also serves as a trustee of New York -Presbyterian Hospital and New York University School of Law. Mr. Tese previously was a director of Gabelli Asset Management, National Wireless Holdings, Inc., The Bear Stearns Companies, Inc., Cablevision, MSG Networks and Mack-Cali Realty Corporation. Mr. Tese received a B.B.A. from Pace University as well as a J.D. from Brooklyn Law School and an L.L.M. in taxation from New York University School of Law. He is a licensed attorney by the State Bar of New York. We believe Mr. Tese is qualified to serve on our board of directors based on his depth of experience in investment management, financial services and corporate governance.

W. Edward Walter III, 66, has served as one of our directors since November 2021. Mr. Walter has served as the Global Chief Executive Officer for the Urban Land Institute since June 2018. Prior to that he was the Robert and Lauren Steers Chair in Real Estate at the Steers Center for Global Real Estate at Georgetown University’s McDonough School of Business. He served as President and Chief Executive Officer of Host Hotels and Resorts, Inc., a publicly traded premier lodging real estate company, from October 2007 through December 2016, with his employment ending on January 31, 2017. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003, he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter is also past Chairman of Nareit, the past Chairman of the Federal City Council and a member of the Board of Visitors of the Georgetown University Law Center. Mr. Walter serves on the boards of Ameriprise Financial, Inc. (NYSE: AMP) and Avalonbay Communities, Inc. (NYSE: AVB), the latter as Lead Director. Mr. Walter received his undergraduate degree from Colgate University and a J.D. from Georgetown University Law Center. We believe Mr. Walter is qualified to serve on our board of directors based on his extensive experience in investment management, real estate-related assets, financial services and corporate governance.

Our board of directors recommends a vote FOR the election of each of Messrs. Mack, McGillis, Richman, Silberstein, Cephas, Tese and Walter and Mses. Haggerty and Liebman as directors.

A plurality of all of the votes cast in the election of directors at the Annual Meeting is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR each of Messrs. Mack, McGillis, Richman, Silberstein, Cephas, Tese and Walter and Mses. Haggerty and Liebman as directors, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

In accordance with our Charter and our Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office; provided, that for so long as ARS VII Claros Investor, LP, an affiliate of the Almanac Realty Investors business unit of NB Alternatives Advisor LLC (“Almanac”), directly or indirectly owns 4.9% or more of the outstanding shares of our Common Stock and for so long as PARE is an affiliate of Ping An and PARE, together with other affiliates of Ping An, owns 4.9% or more of the outstanding shares of our Common Stock, respectively, if such vacancy is related to a designee of Almanac or of PARE, the board of directors is obligated fill such vacancy with a designee of Almanac or of PARE, respectively. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

There is no familial relationship among any of the members of our board of directors or executive officers. See “Corporate Governance—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

PricewaterhouseCoopers LLP has audited our financial statements for our fiscal years ended December 31, 2021 and 2020 and has also provided certain tax services. Our board of directors is requesting that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting via the live webcast and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$2,888,900	$1,858,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	232,050	206,486
All Other Fees(4)	900	653

Total	$3,121,850	$2,065,139

(1)

Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) accounting consultation attendant to the audit; and (iv) audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. This category also includes fees for professional services provided in connection with our initial public offering, including comfort letters, consents and review of documents filed with the SEC.

(2)	There were no Audit-Related Fees incurred in 2020 or 2021.
(3)	Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)	All Other Fees include a subscription to an online accounting disclosure checklist.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve all auditing and non-auditing services to be provided by our Company’s external auditors, unless the engagement is pre-approved pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Since our initial public offering, all fees paid to PricewaterhouseCoopers LLP have been pre-approved by our Audit Committee.

Our board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2022 fiscal year.

A majority of all of the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Because this proposal is considered “routine” under the rules of the NYSE, there will not be any broker non-votes.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing the management of our business and affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2021, our board of directors held nine meeting. All of the directors then serving on our board of directors attended at least 75% of the aggregate meetings of our board of directors and of the committees of our board of directors on which they served during 2021. Our board of directors’ policy, as set forth in the Corporate Governance Guidelines, is to expect the attendance by each director at all scheduled meetings of our board of directors and all committees on which the director sits.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Ms. Haggerty (Chairperson) and Messrs. Tese and Walter are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Corporate Governance Guidelines, the Director Qualification Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Ms. Haggerty and Messrs. Tese and Walter each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards.

The Audit Committee, which met one time during 2021, among other things, assists our board in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our independent registered public accounting firm and (5) the design and implementation of our internal audit function and the performance of the internal audit function after it has been established. The audit committee is also responsible for preparing the audit committee report that is included in our annual proxy statement. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.clarosmortgage.com.

Compensation Committee. Ms. Liebman (Chairperson) and Messrs. Cephas and Tese are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Corporate Governance Guidelines, the Director Qualification Standards and the written charter of the Compensation Committee.

The Compensation Committee, which did not meet during 2021, is responsible for overseeing the compensation of executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and to administer any such plans or programs as required by the terms thereof. The Compensation Committee is also responsible for evaluating, on an annual basis, the terms of the Management Agreement, the performance of our Manager and the compensation, awards under the 2016 Incentive Award Plan and expense reimbursements and other amounts payable to our Manager or its personnel. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.clarosmortgage.com.

Nominating and Corporate Governance Committee. Ms. Liebman (Chairperson) and Messrs. Cephas and Tese are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Corporate Governance Guidelines, the Director Qualification Standards and the written charter of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee, which did not meet during 2021, is responsible for, among other things, (1) identifying individuals qualified to become board members consistent with criteria approved by the board, (2) recommending to the board persons for nomination as the board’s director nominees to be voted upon by stockholders at the next applicable meeting of stockholders, (3) developing and recommending to the board corporate governance guidelines and (4) overseeing the evaluation of the board and management. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.clarosmortgage.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for our fiscal year ended December 31, 2021:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our board of directors. The charter can be viewed, together with any future changes that may occur, on our website at www.clarosmortgage.com.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

Meetings of the Audit Committee are designed to facilitate the Committee’s review of the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, and to encourage communication among the Audit Committee, management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee held its inaugural meeting in December 2021, following our initial public offering, at which it reviewed our third quarter periodic report, and at which PricewaterhouseCoopers LLP delivered a presentation that addressed auditor independence, certain required communications and the overall scope and plans for its annual audit. The Audit Committee also engaged with management and PricewaterhouseCoopers with regard to the internal audit function and the design, documentation and testing of internal controls.

The Audit Committee reviews our financial reporting process on behalf of the board of directors. In the performance of its oversight function, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2021, and the related report prepared by PricewaterhouseCoopers LLP. Management advised the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable auditing standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and Rule 2-07 of Regulation S-X of the Securities and Exchange Commission.

The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from us. PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by PricewaterhouseCoopers LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for our fiscal year ended December 31, 2021 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and is presenting this selection to our stockholders for ratification.

Mary Haggerty (Chairperson)

Vincent Tese

W. Edward Walter III

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF DIRECTORS

Prior to our initial public offering in November 2021, the members of our board of directors received no compensation in 2021 for their service as directors. In connection with our initial public offering, we adopted a non-employee director compensation program, or the Director Compensation Program. The Director Compensation Program provides for annual retainer fees and long-term equity awards for each member of our board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (such eligible directors, the “Eligible Directors”). In 2021, we paid prorated annual cash retainer fees to our Eligible Directors commencing on November 5, 2021, the date we became a public company.

Cash Compensation

Position	Annual Cash Retainer
Board Member	$80,000
Committee Chair
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Committee Member
Audit	$10,000
Compensation	$5,000
Nominating and Corporate Governance	$5,000
Lead Independent Director	$25,000

Annual cash retainer fees will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

•

Annual Grant: An Eligible Director who is serving on our board of directors as of the date of the annual meeting of the Company’s stockholders each calendar year (beginning with calendar year 2022) will be granted, on such annual meeting date, a restricted stock unit (“RSU”) award with a value of approximately $100,000. Each annual grant will vest in full on the earlier to occur of (i) the first anniversary of the applicable grant date and (ii) the date of the next annual meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date. The number of RSUs subject to the annual grant will be determined by dividing $100,000 by the closing price for the Company’s common stock on the applicable grant date.

In addition, each annual grant will vest in full upon a change in control of the Company (as defined in the Company’s 2016 Incentive Award Plan (the “2016 Plan”)).

2021 Director Compensation Table

The following table sets forth information for the year ended December 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2021. Mr. Mack, who served as our Chief Executive Officer during the year ended December 31, 2021, and Mr. McGillis, who served as our President and Chief Financial Officer during the year ended December 31, 2021, did not and do not receive additional compensation for service as directors, and therefore are not included in the Director Compensation table below. All compensation paid to Messrs. Mack and McGillis is reported below in the “Summary Compensation Table.” None of our non-employee directors held outstanding equity awards as of December 31, 2021.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)	Total ($)
Mary Haggerty(2)	$17,636	—	17,636
Pamela Liebman(2)	$14,429	—	14,429
Derrick D. Cephas(2)	$16,033	—	16,033
Vincent Tese(2)	$18,438	—	18,438
W. Edward Walter III(2)	$18,438	—	18,438
Steven Richman(3)	$—	—	—
David Haltiner(4)	$—	—	—
Andrew Silberstein(5)	$—	—	—
Peter Sotoloff(6)	$—	—	—

(1)	Amounts in this column represent annual board, chair, committee chair and committee member fees earned by our independent directors in 2021.
(2)	Mses. Haggerty and Liebman and Messrs. Cephas, Tese and Walter each became a member of our board of directors upon the completion of our initial public offering on November 5, 2021.
(3)	Mr. Richman serves as a managing director and the head of asset management for PARE US and is not an Eligible Director under our Director Compensation Program.
(4)	Mr. Haltiner ceased to be a member of our board of directors upon the completion of our initial public offering on November 5, 2021.
(5)	Mr. Silberstein serves as a managing director and a member of the Almanac Investment Committee and is not an Eligible Director under our Director Compensation Program.
(6)	Mr. Sotoloff ceased to be a member of our board of directors upon his separation of service in February 2021.

CORPORATE GOVERNANCE

Role of the Board and Risk Oversight

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Our directors are kept informed about our business by attending meetings of our board of directors and applicable committees and through supplemental reports and communications.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of our Manager. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this Proxy Statement under “—Director Independence.” The independent directors will meet separately from the personnel of our Manager on at least an annual basis and are very active in the oversight of the management of the business and affairs of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the performance, evaluation and compensation of our Manager and the selection and evaluation of directors.

Each director may add items to the agenda of board of directors’ meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board committee has complete and open access to our Manager and its officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our Manager. Our current governance structure, including the functioning of the independent director component of our board of directors, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Mr. Mack has served as CEO and Chairman of the board of directors since our founding, and our board of directors continues to believe that his combined role is most advantageous to us and our stockholders. Mr. Mack possesses extensive knowledge of the issues, opportunities and risks facing us, our business and our industry and has consistently demonstrated the vision and leadership necessary to focus the board of directors’ time and attention on the most critical matters and to facilitate constructive dialogue among members of the board of directors on strategic issues. Moreover, the combined roles enable decisive leadership, clear accountability and consistent communication of our message and strategy to all of our stakeholders.

Mr. Walter currently serves as our lead independent director. Our board of directors believes that having a lead independent director is in our and our stockholders’ best interests. The responsibilities of our lead independent director include (i) presiding over all meetings of the board of directors at which the Chairman is not present, including any executive sessions of the independent directors, (ii) approving the board of directors’ meeting schedules and agendas and (iii) acting as the liaison between the independent directors and the Chief Executive Officer and Chairman.

We recognize the importance of environmental, social and governance (“ESG”) issues and incorporate consideration of ESG issues into our investment analysis and decision-making processes. We are externally managed and advised by our Manager. Our Manager believes responsible investment considers how ESG issues impact the firm, the companies like us that it manages, the communities in which it and they operate, and the world at large.

Code of Ethics and Conduct

Our board of directors has adopted a Code of Ethics and Conduct (the “Code of Conduct”) that applies to our directors and employees (if any), and to all of the officers and employees of our Manager and its affiliates who provide services to us. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are conflicts of interest, disclosures, compliance with laws, rules and regulations, reporting, accountability and enforcement, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets and waivers. The Code of Conduct is available for viewing on our website at www.clarosmortgage.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to our Secretary at Claros Mortgage Trust, Inc., c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor, New York, New York 10023.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are independence of our board, separate sessions of independent directors, director qualification standards and additional selection criteria, director orientation and continuing education, director responsibilities, compensation, board access to senior management and independent advisors, annual self-evaluation of our board of directors and committees, director attendance, standing committees and succession planning.

Director Independence

The Corporate Governance Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Corporate Governance Guidelines, our board of directors has adopted certain categorical standards (the “Director Qualification Standards”) to assist it in making determinations with respect to the independence of directors. The Director Qualification Standards in our Corporate Governance Guidelines are available for viewing on our website at www.clarosmortgage.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that six of the nine nominees for election as a director—Steven Richman, Derrick Cephas, Mary Haggerty, Pamela Liebman, Vincent Tese and W. Edward Walter III—qualify as independent directors under the NYSE listing standards and the Director Qualification Standards.

In connection with this review, our board of directors was unable to determine that our director nominees Richard Mack, Michael McGillis, and Andrew Silberstein qualify as independent directors under our Director Qualification Standards because Messrs. Richard Mack and Michael McGillis are executive officers of ours and are also executives of MRECS, and Mr. Andrew Silberstein is also a managing director of NB Alternatives Advisor LLC, an affiliate of which owns an interest in our Manager.

Review and Approval of Transactions with Related Persons

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of any class of the Company’s voting securities, immediate family members of any of the foregoing or any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction, other than pre-approved transactions as set forth in the Related Person Transaction Policy and Procedures, must be approved by our Audit Committee. In considering the transaction, the Audit Committee will consider all relevant factors, including, as applicable, (i) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (ii) whether the transaction is consistent with the interest of the Company and its stockholders; and (iii) the extent of the related person’s interest in the transaction.

•

On at least an annual basis, management will update the Audit Committee on material changes to any related person transaction and provide a status report of all then current related person transactions.

Procedures

•	The Company reviews all known transactions, arrangements and relationships in which the Company and a related person are participants to determine whether a related person transaction exists.

•

The Manager’s Legal and Compliance function will develop and implement processes and procedures to obtain information regarding related persons and determine whether such potential related person transaction requires compliance with the Related Person Transaction Policy and Procedures.

•	The potential related person transaction must be reported to the general counsel by both the related person and the person at the Company responsible for such potential related person transaction.

•	All related party transactions shall be disclosed in our applicable filings with the SEC as required under applicable securities laws, rules and regulations.

Identification of Director Candidates

In accordance with the Corporate Governance Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates with a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Nominating and Corporate Governance Committee may also consider experience in corporate management; experience as a board member of another publicly held company; professional and academic experience relevant to the Company’s industry; strength of leadership skills; experience in finance and accounting and executive compensation practices; whether the candidate has the time required for preparation, participation, and attendance at Board meetings and committee meetings, if applicable; and geographic background, gender, age and ethnicity. The Nominating and Corporate Governance Committee and Board are committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool for consideration, and evaluate director candidates in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business.

The Nominating and Corporate Governance Committee routinely maintains a list of potential director candidates and skill sets required by our board of directors. Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee will assess potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee will consider knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairperson of our board of directors and our Chief Executive Officer, and recommend director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting of stockholders. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Hedging and Speculative Trading

Our board of directors has adopted, as part of our insider trading policy, prohibitions against our officers, directors and all employees, partners, directors and officers of our Manager and MRECS and its affiliates engaging in transactions of a speculative nature involving our securities at any time, including, but not limited to, the purchase or sale of options and short sales of our securities. In addition, such persons are prohibited from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, margin purchases of our securities, and pledging our securities as collateral to secure loans.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Communications with the Board of Directors

Our board of directors has approved a process to enable communications with the independent members of the board of directors or the chairperson of any of the committees of the board of directors. Communications by email should be sent to cmtg-bod@mackregroup.com. Communications by regular mail should be sent to the attention of our Secretary at our office at c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor, New York, New York 10023. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of directors. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening or illegal; does not reasonably relate to us or our business; or is similarly inappropriate. Our Secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Executive Sessions of Independent Directors

Our independent directors meet in executive sessions at least once per year following a regularly scheduled meeting of our board of directors. These executive sessions of our board of directors are presided over by the Chairperson or another of the independent directors selected on an ad-hoc basis.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our Chief Executive Officer is Richard Mack, our President is Michael McGillis, and our Chief Financial Officer is Jai Agarwal. For Mr. Mack’s and Mr. McGillis’s biographies, please see “Election of Directors—Information Regarding the Nominees for Election as Directors.” The following sets forth the biographical information for Mr. Agarwal, our other executive officers and certain of our senior officers as of April 21, 2022.

Executive Officers

Jai Agarwal, 47, our Chief Financial Officer, has served as our Chief Financial Officer since March 2022. Prior to joining us, Mr. Agarwal was the chief financial officer, treasurer and secretary of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) (“Apollo”) since May 2016. Prior to joining Apollo in 2016, he served from 2014 until May 2016 as the chief financial officer and treasurer of CM Finance Inc. (NASDAQ: CMFN). Prior to CM Finance Inc., Mr. Agarwal was a senior vice president in Blackstone’s real estate finance group from 2012 to 2014 and director of finance and accounting from 2008 through 2012 at Capital Trust, Inc., the predecessor to Blackstone Mortgage Trust (NYSE: BXMT). Prior to that, from 2000 until 2007, Mr. Agarwal held positions in finance and investments at iStar Inc. (NYSE: STAR). Mr. Agarwal holds a Bachelor of Science from the University of Mumbai and is a Certified Public Accountant (inactive).

Kevin Cullinan, 35, our Executive Vice President—Originations, is a Managing Director of MRECS, Co-Head of Credit Strategies and Head of Originations. In this role, Mr. Cullinan oversees a team of investment professionals that is responsible for sourcing, underwriting, structuring and executing new investments. Mr. Cullinan is a member of the MRECS’ Investment Committee. Prior to joining MRECS in 2015, he spent four years on the Global Real Assets team at J.P. Morgan Investment Management and previously worked at a family office in New York, New York and CBRE. Mr. Cullinan earned his BBA with a concentration in finance from Loyola University of Maryland.

Priyanka Garg, 46, our Executive Vice President—Portfolio and Asset Management, is a Managing Director of MRECS, Co-Head of Credit Strategies and Head of Portfolio and Asset Management. She joined MRECS in 2020, is a member of its Investment Committee and has more than 20 years of hands-on real estate investment management experience, including leadership positions at Treeview Real Estate Advisors and Westbrook Partners. Prior to joining MRECS, Ms. Garg served as Chief Operating Officer of Treeview Real Estate Advisors from February 2011 to March 2020. Her prior professional experience includes positions with Perry Capital Real Estate Partners and Goldman Sachs, in its Whitehall Real Estate Funds group. Ms. Garg earned a B.S. in Economics from the Wharton School of the University of Pennsylvania, a Masters of Arts in Education from Stanford University School of Education and an MBA from Stanford University Graduate School of Business.

J.D. Siegel, 47, our Executive Vice President – General Counsel and Secretary, joined MREG in 2015 and currently serves as its General Counsel. He is responsible for the legal and compliance functions and various operational matters. Previously, he was the General Counsel and Chief Compliance Officer of Aetos Capital Real Estate, a real estate investment manager focused on Asian markets. Before that, Mr. Siegel was Assistant General Counsel at Centerbridge Partners, a private equity firm. Mr. Siegel began his legal career with the law firm of Shearman & Sterling. Earlier in his career, Mr. Siegel was a management consultant with ZEFER Corporation, an Internet strategy firm subsequently acquired by NEC Corporation of America and worked in organizational development, investor relations and as a speechwriter for Staples, Inc., an office retail company. Mr. Siegel graduated with honors from Brandeis University, earning a B.A. in Psychology, and the University of Michigan Law School, earning a J.D. He also holds an M.B.A. from the Stephen M. Ross School of Business at the University of Michigan. Mr. Siegel is a licensed attorney admitted to practice in the State of New York.

Senior Officers

Anh Huynh, 45, our Vice President—Investor Relations, is the Executive Director of Investor Relations and Capital Raising at MREG. Since joining MREG in 2017, Ms. Huynh has been responsible for handling matters related to investor relations and capital raising. From 2013 to 2016, Ms. Huynh was the Director of Investor Relations at Silver Bay Realty Trust Corporation, a real estate investment company, where she also oversaw investor relations matters. Ms. Huynh graduated with a B.A. in Management Information Systems from Florida International University and earned her M.B.A. from the University of Chicago.

Daniel Rosenblum, 38, our Vice President and Treasurer, is an Executive Director of MREG. He joined the firm in 2015 to oversee the finance and control functions for MRECS. Before that, Mr. Rosenblum was Controller at Northwood Investors, a real estate investment company, from April 2011 to June 2015. In his role, he was responsible for the finance and control functions of the company. Earlier in his career, Mr. Rosenblum was a senior associate in the assurance practice at Ernst & Young. Mr. Rosenblum is a CPA and CFA. He graduated from Lafayette College with a B.A. in Economics and Business and earned his M.S. in Accounting from the University of Virginia.

EXECUTIVE COMPENSATION

Overview

We are externally managed by our Manager and currently have no employees. Our executive officers are employees or principals of our Manager or one of its affiliates, and, in such capacity, devote a portion of their time to our affairs as is required pursuant to the Management Agreement. We currently do not pay our executive officers any cash compensation, and we have no compensation agreements with our executive officers, though we have previously granted equity awards to our executive officers, and we expect to grant additional equity awards to our executive officers or to our Manager or one of its affiliates on behalf of our executive officers. Additionally, we do not determine compensation amounts payable to our executive officers. Instead, our Manager or its affiliates have discretion to determine the form and level of compensation paid to and earned by our executive officers. We, in turn, pay our Manager the management fees described in “Certain Relationships and Related Transactions.”

The Management Agreement does not require that our executive officers dedicate a specific amount of time to fulfilling our Manager’s obligations to us under the Management Agreement and does not require a specified amount or percentage of the fees we pay to our Manager to be allocated to our executive officers. Instead, members of our management team are required to devote such amount of their time to our management as necessary and appropriate, commensurate with our level of activity, for our Manager to perform its services under the Management Agreement. Furthermore, our Manager does not compensate its employees who serve as our other executive officers specifically for their services to us, because these individuals also provide investment management and other services to other investment vehicles that are sponsored, managed or advised by affiliates of our Manager. Accordingly, our Manager has informed us that it cannot identify the portion of the compensation that Manager awards to our other executive officers that relates solely to such executives’ services to us.

We have adopted the 2016 Plan under which we may award equity-based and cash-based awards to our and our subsidiaries’ directors, officers, employees, consultants and advisors and directors, officers and employees of our Manager and its affiliates that are providing services to us and our subsidiaries. In addition, the 2016 Plan permits us to grant awards to our Manager, which may in turn grant awards to employees or directors of it and its affiliates.

We reimburse our Manager for certain costs and expenses incurred on our behalf, including those costs and expenses related to legal, accounting, due diligence and other services, in each case to the extent consistent with the Management Agreement or as the Board may otherwise approve. We do not pay nor do we reimburse our Manager or its affiliates for the compensation that is paid by our Manager and its affiliates to our named executive officers, including each executive’s annual base salary, bonus and any related withholding taxes and employee benefits, or other fees.

Equity Compensation

The Compensation Committee has granted and may continue to grant, from time to time, equity-based awards designed to align the interests of our named executive officers with those of our stockholders by allowing our named executive officers to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements over a number of years and are designed to promote the retention of management and achievement of strong performance for the Company. These awards provide a further benefit to us by enabling our Manager to attract, motivate and retain talented individuals to serve as our executive officers.

The 2016 Plan provides for the issuance of equity-based awards, including incentive stock options, nonqualified stock options, RSUs, restricted stock, performance bonus awards, dividend equivalents, stock payments, performance shares, other incentive awards and stock appreciation rights.

In 2021, we did not grant equity awards to our named executive officers or to our Manager.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers in the 2021 and 2020 fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Richard J. Mack(1), Chief Executive Officer	2021	$—	$—	$—	$—	$—
	2020	$—	$—	$—	$—	$—

Michael McGillis(2),	2021	$—	$—	$—	$—	$—
President and former Chief Financial Officer	2020	$—	$—	$—	$—	$—

(1)	Mr. Mack is an employee of an affiliate of our Manager and is not paid cash compensation by us.
(2)	Mr. McGillis is our President and was our Chief Financial Officer until March 2022. He is an employee of an affiliate of our Manager and is not paid cash compensation by us.

Outstanding Equity Awards at Fiscal Year End

Neither of our named executive officers held outstanding equity awards as of December 31, 2021.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	—	—	8,281,594	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	—	—	8,281,594	(1)

(1)	Includes shares available for future issuance under our 2016 Plan.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of CMTG. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based solely on the review of copies of the Section 16(a) reports and amendments thereto furnished to us, we believe that for the year ended December 31, 2021, our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them, except that a Form 3 for Derrick Cephas, a director, was filed late due to administrative difficulties with his EDGAR codes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest, other than as described below.

Management Agreement

Pursuant to the Management Agreement with our Manager, our Manager is responsible for administering (or engaging and overseeing external vendors that administer) our business activities and day-to-day operations and, through a services agreement with MRECS, provides us with our management team and other necessary professionals and support personnel. The Management Agreement requires our Manager to manage our business affairs in conformity with our investment guidelines and policies that are approved and monitored by our board. Our Manager’s role as Manager is under the supervision and direction of our board.

Our Manager is an affiliate of MRECS, and all of our officers are employees or principals of MRECS or its affiliates which are provided to our Manager pursuant to a services agreement with MRECS. In addition, as of December 31, 2021, Almanac had a limited partnership interest in our Manager, resulting in an economic interest in its profits and losses. As a result, the Management Agreement between us and our Manager was negotiated between related parties, and the terms, including fees, expense reimbursements and other amounts payable to our Manager, may not be as favorable to us as if they had been negotiated at arm’s length between unaffiliated third parties.

Pursuant to the Management Agreement, we are obligated to pay our Manager certain base management and incentive fees, as set forth in greater detail below. These fees to be paid by us to our Manager will be reduced by an amount equal to our percentage ownership interest in any joint venture or other similar pooled investment arrangement multiplied by the aggregate management fees (including base management fees and incentive fees) paid by such joint venture or other similar pooled investment arrangement to our Manager or an affiliate of our Manager for the same period, which currently includes fees paid to our Manager pursuant to its separate management agreement with CMTG/TT Mortgage REIT LLC, a Delaware limited liability company (the “JV”).

Pursuant to the terms of our Management Agreement, we will pay our Manager a base management fee in an amount equal to 1.5% per annum of our stockholders’ equity, determined on a quarterly basis. Our Manager will also be entitled to an incentive fee with respect to each calendar quarter (or part thereof that the Management Agreement is in effect), payable quarterly in arrears in cash, in an amount not less than zero, equal to the difference between the (1) product of (a) 20% and (b) the difference between (i) Core Earnings (as defined in the Management Agreement) on a rolling four-quarter basis and before the incentive fee for the current quarter, and (ii) the product of (A) the weighted average of the issue price per share of our Common Stock in all of our offerings from and after the date of the Management Agreement (including an offering that results in a listing on a national stock exchange) multiplied by the weighted average number of shares of our common stock outstanding (including any restricted shares of our Common Stock and any other shares of our Common Stock underlying awards granted under our equity incentive plans, if any) in such four quarter period and (B) 7% per annum (or 1.75% per quarter) and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous four quarters, if any. However, no incentive fee will be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters are greater than zero.

The term of the Management Agreement with our Manager extends until the earlier of August 25, 2025 and the time at which all of our investments have been disposed of by a Complete Disposition. If we default in the performance or observance of any material term, condition or covenant contained in the Management Agreement and our Manager terminates the Management Agreement, the Management Agreement provides that we will pay our Manager a termination fee equal to three times the sum of the average annual base management fee and the average annual incentive fee earned during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may terminate the Management Agreement at any time, without the payment of any termination fee, in the following situations:

•

our Manager or any of its affiliates materially breaches any provision of the Management Agreement and the breach continues for a period of 30 days after the earlier of (A) our Manager becoming aware of the breach, or (B) we deliver written notice specifying the breach to our Manager, provided that if our Manager is proceeding with all reasonable diligence to cure the breach and can reasonably be expected to complete the cure within the ensuing 15 days, the 30 day period will be extended to 45 days;

•	our Manager or any of its affiliates engages in any act of fraud, misappropriation of funds, or embezzlement against us, any of our subsidiaries or otherwise;

•	there is an event of any gross negligence on the part of our Manager or any of its affiliates in the performance of the duties of our Manager under the Management Agreement;

•	our Manager willfully defaults on any of its obligations under the Management Agreement;

•

there is a commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	certain employees of the Manager cease to be actively involved in the management and activities of our Manager, including the activities of our Manager under the Management Agreement; or

•	there is a dissolution of our Manager.

For the period ended December 31, 2021, we incurred approximately $39.1 million in management fees. In addition to the management fee, we are also responsible for reimbursing our Manager for certain expenses paid by our Manager on behalf of our Company or for certain services provided by our Manager to our Company. For the year ended December 31, 2021, we did not record any expenses related to reimbursements for certain expenses paid by our Manager on behalf of our Company. At December 31, 2021, we recorded a “payable to related party” liability that included approximately $10.0 million for management fees incurred but not yet paid.

CMTG/TT Mortgage REIT LLC

As of December 31, 2021, the JV held 1 of the 60 loan investments in our loan portfolio comprised of 2 loans with an aggregate unpaid principal balance of $75.6 million. The JV was organized as a Delaware limited liability company and elected to be treated as a REIT for U.S. federal income tax purposes through December 2020. As of January 1, 2021, the JV ceased to be a REIT. Ownership of the JV is comprised of (a) our 51% membership interest in the JV and (b) CMTG Investor, L.P.’s 49% membership interest in the JV. We do not anticipate making any new loan investments through the JV.

Pursuant to the management agreement between our Manager and the JV, our Manager provides for the day-to-day management of the JV’s operations and provides the JV with its management team and appropriate support personnel.

For the period from January 1, 2021 to December 31, 2021, the JV paid our Manager base management fees of approximately $0.2 million and no incentive fees.

10b5-1 Purchase Plan

We have entered into the 10b5-1 Purchase Plan with Morgan Stanley & Co. LLC, one of the underwriters in our initial public offering. Pursuant to the 10b5-1 Purchase Plan, Morgan Stanley & Co. LLC, as our agent, will buy in the open market up to $25.0 million in shares of our common stock in the aggregate during the period beginning upon the later of (1) 30 calendar days following the date of our initial public offering and (2) four full calendar weeks following the completion of our initial public offering and ending 12 months thereafter or, if sooner, the date on which all the capital committed to the 10b5-1 Purchase Plan has been exhausted. The 10b5-1 Purchase Plan will require Morgan Stanley & Co. LLC to purchase for us shares of our common stock when the market price per share is below the book value. The purchase of shares of our common stock by Morgan Stanley & Co. LLC for us pursuant to the 10b5-1 Purchase Plan is intended to satisfy the conditions of Rules 10b5-1 and 10b-18 under the Exchange Act and will otherwise be subject to applicable law, including Regulation M under the Securities Act, which may prohibit purchases under certain circumstances. We believe that the purchase of shares of our common stock under certain market conditions pursuant to the 10b5-1 Purchase Plan represents an effective use of our expected liquidity following completion of our initial public offering. Under the 10b5-1 Purchase Plan, Morgan Stanley & Co. LLC will increase the volume of purchases made for us as the market price per share of our common stock declines below the book value, subject to volume restrictions imposed by the 10b5-1 Purchase Plan and Rule 10b-18 under the Exchange Act. Whether purchases will be made under the 10b5-1 Purchase Plan and how much will be purchased at any time is uncertain, dependent on prevailing market prices and trading volumes, all of which we cannot predict. These activities may have the effect of maintaining the market price of the common stock or retarding a decline in the market price of the common stock, and, as a result, the market price of our common stock may be higher than the price that otherwise might exist in the open market absent such a plan.

For purposes of the 10b5-1 Purchase Plan, “book value” means, as of the date of any purchase, the book value per share of our common stock as of the end of the most recent quarterly period for which financial statements are available, calculated in accordance with GAAP and adjusted to give effect to any subsequent cash distribution made to holders of our common stock from and after the record date for such distribution.

As of December 31, 2021, approximately $21.4 million of shares of common stock remained available for purchase under the 10b5-1 Purchase Plan. Whether additional purchases will be made under the 10b5-1 Purchase Plan and how much will be purchased at any time is uncertain, dependent on prevailing market prices and trading volumes, all of which we cannot predict.

Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The rights to indemnification and advancement of expenses provided by our charter and bylaws vest immediately upon an individual’s election as a director or officer of ours.

The MGCL requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

Related Party Transaction Policies

In order to avoid any actual or perceived conflicts of interest between our Manager, MRECS, any of their affiliates or any investment vehicle sponsored or managed by MRECS or any of its affiliates, which we refer to as the MRECS parties, and us, our approval is required to approve (a) any purchase of our investments by any of the MRECS parties and (b) any purchase by us of any assets of any of the MRECS parties.

In addition, our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review, approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest. Under the policy, related party transactions will be approved or ratified by our board or a duly authorized committee of our board. Directors will recuse themselves from any vote on a related party transaction in which they have an interest.

Registration Rights Agreements

On July 8, 2016, we entered into three separate registration rights agreements between us and Fuyou Investment Management Limited (“Fuyou”), Almanac and Mack CMTG Holdings LLC (as assignees of Claros REIT Holdings LP, or Claros REIT Holdings), and CMTG Investor, L.P., respectively; on January 17, 2017 we entered into a registration rights agreement between us and Delta Master Trust in connection with its investment in us; and on May 15, 2018 we entered into a registration rights agreement between us and Beaverhead Capital, LLC in connection with its investment in us. All five registration rights agreements have substantially similar terms. These agreements provide that as soon as practicable following the date on which we first become eligible to file a registration statement with the SEC on Form S-3 we will file such registration statement on Form S-3 permitting the investors (or their assignees) to sell shares from time to time. Mack CMTG Holdings LLC is an affiliate of MRECS.

Co-Lending Arrangements

We previously granted certain stockholders, including Fuyou and an affiliate of Beaverhead Capital, LLC, or Beaverhead, the right, at their election, to co-invest in certain larger loans that we originate. The co-lending right terminated upon the closing of our initial public offering. Pursuant to this co-lending right, prior to our initial public offering, we entered into a co-lending arrangement with Beaverhead pursuant to which Beaverhead invested $100.0 million and we invested $145.0 million in a loan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table sets forth information as of the record date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors, each of whom is a director nominee and (iv) all of our directors, director nominees and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of the record date through the exercise of options or other rights. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. None of our directors or named executive officers hold any options, restricted stock units or other rights that are currently vested or vest within 60 days following the record date. The percentages below are based on 139,650,699 shares of our Common Stock outstanding as of the record date.

Name and Business Address(1)	Common Stock	Percent of Class
Directors and Named Executive Officers
Richard Mack(1)	2,620,193	1.9%
Michael McGillis	145,000	*
Kevin Cullinan	62,500	*
Priyanka Garg	0	*
J.D. Siegel	30,000	*
Derrick Cephas	0	*
Mary Haggerty	1,200	*
Pamela Liebman	5,000	*
Steven L. Richman	12,500	*
Andrew Silberstein	0	—
Vincent Tese	0	—
W. Edward Walter III	12,500	*
All director nominees and executive officers as a group (12 persons)	2,763,893	2.0%
Greater than 5% Beneficial Owners
Entities affiliated with Hyundai Investments(2)	28,091,477	20.1%
Beaverhead Capital, LLC(3)	15,126,917	10.8%
Entities affiliated with BAE Systems Pension Funds Investment Management Limited(4)	14,461,537	10.3%
OCA Investment Partners LLC, OCA CMTG LLC(5)	9,855,555	7.0%
ARS VII Claros Investor, LP(6)	8,750,000	6.3%
Teacher Retirement System of Texas(7)	7,498,001	5.4%
Pingan Real Estate Capital Limited(8)	7,306,984	5.2%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)

Consists of (i) 1,120,193 shares of common stock held directly and (ii) 1,500,000 shares of common stock held by Mack CMTG Holdings LLC, a Delaware limited liability company (“Mack CMTG Holdings”). Richard Mack is one of two managing members of Mack CMTG Holdings and thus is deemed to beneficially own the shares held by Mack CMTG Holdings. Mr. Mack and Mack CMTG Holdings disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Mr. Mack and Mack CMTG Holdings is c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor New York, New York 10023.

(2)

Based on a Schedule 13G filed with the SEC on February 14, 2022 by Hyundai Investments Co., Ltd, an investment advisor registered under Korean law (the “Investment Manger”). Represents shares held for the benefit of six private trusts (the “Trusts”) that are managed by the Investment Manager, of which 8,140,704 shares are held for Hyundai Investments MACK US Debt Professional Investors Private Real Estate Investment Trust No. 4 and 11,196,974 shares are held for Hyundai Investments MACK US Debt Professional Investors Private Real Estate Investment Trust No. 20. The amount of shares held for each of the other four Trusts does not exceed 5.0%. The Investment Manager reports sole voting and dispositive power over these shares, and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for the Investment Manager is 16, Gukjegeumyung-ro 8-gil, Yeongdeungpo-gu, Seoul, 07330 Republic of South Korea.
(3)

Based on a Schedule 13G filed with the SEC on February 9, 2022 filed by Beaverhead Capital, LLC. (“Beaverhead Capital”), Koch Industries, LLC (“Koch Holdings”) and Koch Industries, Inc. (“Koch Industries”). Represents shares held by Beaverhead Capital. Koch Holdings and Koch Industries may be deemed to beneficially own the shares held by Beaverhead Capital by virtue of Koch Industries’ appointment as manager of Koch Holdings and Koch Holdings’ beneficial ownership of Beaverhead Capital. Each entity reports sole voting and dispositive power of the shares. The address for Beaverhead Capital, Koch Holdings and Koch Industries is 4111 E. 37th Street North, Wichita, Kansas 67220.

(4)

Based on a Schedule 13G filed with the SEC on February 11, 2022. Consists of (i) 14,051,281 shares held by BAE Systems Pension Funds Trustees Limited, a company incorporated in England and Wales, as trustee of the BAE Systems Pension Scheme and (ii) 410,256 shares held by BAE Systems Executive Pension Scheme Trustees Limited, a company incorporated in England and Wales, as trustee of the BAE Systems Executive Pension Scheme. BAE Systems Pension Funds Investment Management Limited is the investment manager to each the trustees and has shared power to vote and dispose these shares, and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for BAE Systems Pension Funds Investment Management Limited and of BAE Systems Pension Funds Trustees Limited is Warwick House, PO Box 87, Farnborough Aerospace Centre, Farnborough, Hampshire, United Kingdom, GU14 6YU.

(5)

Represents shares held by OCA Investment Partners LLC, OCA CMTG LLC (“OCA”). Offit Capital Advisors, a registered advisor, is the managing member of OCA Investment Partners LLC, a Delaware limited liability company. Offit Capital Advisors has sole dispositive and voting power over the shares held by OCA. The address for OCA and of Offit Capital Advisors is 485 Lexington Avenue, New York, New York 10017.

(6)

Based on a Schedule 13G filed with the SEC on February 15, 2022 by ARS VII Claros Investor, LP, a Delaware limited partnership, an entity wholly owned by Almanac Realty Securities VII, L.P. (“ARS VII”) and NB Alternatives Advisers LLC (“NBAA”), as investment manager of ARS VII. NBAA reports shared voting power and investment power over these shares held by ARS VII. . Andrew M. Silberstein serves as Almanac’s designee to our Board, but he does not have any voting or dispositive power over the shares held by ARS VII. NBAA disclaims beneficial ownership of these shares. The address for ARS VII and NBAA is 325 N. Saint Paul Street, Suite 4900, Dallas, Texas 75201

(7)

Based on a Schedule 13G filed with the SEC on December 8, 2022. Represents shares held by Teacher Retirement System of Texas, a public pension fund and entity of the State of Texas. The address for Teacher Retirement System of Texas is Teacher Retirement System of Texas, 1000 Red River Street, Austin, Texas 78701.

(8)

Based on a Schedule 13G filed with the SEC on January 27, 2022. Represents shares held by PARE, a company incorporated under the laws of Hong Kong, which is ultimately controlled by Ping An Insurance (Group) Company of China Ltd., a company listed on the Hong Kong Stock Exchange, and which may be deemed to have shared voting and dispositive power over these shares. Steven L. Richman serves as PARE’s designee on our Board, but he does not have any voting or dispositive power over the shares held by PARE. The address of PARE is Room 2107, 21/F, C Wu Building, 302-308 Hennessy Road, Wanchai, Hong Kong. The address of Ping An Insurance (Group) Company of China Ltd. is 47th, 48th, 109th, 110th, 111th and 112th Floors, Ping An Finance Centre, No. 5033 Yitian Road, Futian District, Shenzhen, Guangdong Province, China.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the board of directors for the Annual Meeting have conferred discretionary authority on the persons named in the Proxy as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business that may properly come before the Annual Meeting, the persons named as proxy holders in the proxy will exercise the proxy in their discretion for the shares of Common Stock represented by properly authorized proxies.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2023 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 22, 2022 and must otherwise comply with the requirements of the SEC’s proxy rules.

Our current Bylaws provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2023 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our Company’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2023 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by 5:00 p.m., Eastern Time, on December 22, 2022, but in no event earlier than November 22, 2022.

In addition to satisfying the foregoing requirements under our current Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 5:00 p.m., Eastern Time, on April 2, 2023.

Any such nomination or proposal should be sent to our Secretary at Claros Mortgage Trust, Inc., c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor, New York, New York 10023 and, to the extent applicable, must include the information and other materials required by our then-current Bylaws.

DELIVERY OF MATERIALS

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our stockholders, we are, except as described below, furnishing proxy materials, including this Proxy Statement and our 2021 Annual Report to stockholders, by providing access to these documents on the Internet. Accordingly, on or about April 21, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be sent to our beneficial owners of Common Stock. The Notice provides instructions for accessing our proxy materials on the Internet and instructions for receiving printed copies of the proxy materials without charge by mail or electronically by email. If you are a beneficial holder of shares of our Common Stock, please follow the instructions included in the Notice.

The Notice provides you with instructions regarding the following: (1) viewing our proxy materials for the Annual Meeting on the Internet; (2) voting your shares; (3) requesting a printed copy of the proxy materials; and (4) instructing us to send our future proxy materials to you. We believe the delivery options allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

In addition, certain stockholders of record of our Common Stock will be sent, by mail, this Proxy Statement, the Notice of 2022 Annual Meeting of Stockholders and the related proxy card on or about April 21, 2022.

The difference between a stockholder of record and a beneficial owner of shares is as follows:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and you will be sent the proxy materials by mail.

Beneficial Owner of Common Stock. If your shares are held in an account at an intermediary (bank or broker), then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

HOUSEHOLDING OF PROXY MATERIALS

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for the Notice and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or copy of the proxy materials, as the case may be, addressed to each of those stockholders. This practice, commonly referred to as “householding,” is designed to reduce our printing and postage costs. Stockholders that hold shares in “street name” (as described below) may contact their intermediaries to request information about householding.

If you have received notice from your broker, nominee or other intermediary, or us that your household will receive only one copy of our proxy materials, you will be deemed to have consented to this process unless you specifically revoke your consent. If you received only one copy of our proxy materials and wish to receive a separate copy for each stockholder at your household, or if, at any time, you wish to resume receiving separate proxy materials, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker, nominee or other intermediary if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, such a record stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Claros Mortgage Trust, Inc., c/o Mack Real Estate Credit Strategies, L.P., 60 Columbus Circle, 20th Floor, New York, New York 10023, Attn: Secretary or by calling our investor relations contact at 212-484-0090.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees that hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT CLAROS MORTGAGE TRUST, INC., C/O MACK REAL ESTATE CREDIT STRATEGIES, L.P., 60 COLUMBUS CIRCLE, 20TH FLOOR, NEW YORK, NEW YORK 10023.

By Order of the Board

/s/ J.D. Siegel
J.D. Siegel Executive Vice President, General Counsel and Secretary

New York, New York

April 21, 2022

CLAROS MORTGAGE TRUST, INC. C/O MACK REAL ESTATE CREDIT STRATEGIES, L.P. 60 COLUMBUS CIRCLE, 20TH FLOOR NEW YORK, NY 10023

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CMTG2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D77932-P72462 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLAROS MORTGAGE TRUST, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Derrick D. Cephas 02) Mary Haggerty 03) Pamela Liebman 04) Richard Mack 05) Michael McGillis	06) Steven Richman 07) Andrew Silberstein 08) Vincent Tese 09) W. Edward Walter III

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022.							☐	☐	☐

NOTE: The proxy holders will vote in their discretion with regard to such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

D77933-P72462

CLAROS MORTGAGE TRUST, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 1, 2022

The stockholder(s) hereby appoint(s) Richard Mack and Jai Agarwal, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Claros Mortgage Trust, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 1:00 p.m., Eastern Time on Wednesday, June 1, 2022, and any postponement or adjournment thereof. The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, the terms of which are incorporated by reference, and revoke any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side